FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.,nc.
Edward H. Myles, Vice President of Finance & CFO	(508) 580-1818 (T) (T)

Pressure BioSciences, Inc. Announces Stock Repurchase Program

Company Purchases 106,600 Shares from Former Distributor

West Bridgewater, MA, September 25, 2006 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today announced that its Board of Directors has authorized the Company to repurchase up to $500,000 of its outstanding common stock on the open market or in privately negotiated transactions. The timing and amount of share repurchases, if any, will depend on a number of factors, including market and business conditions. The repurchases may be commenced or suspended at any time without prior notice and without further announcement. The Company also announced that pursuant to this authorization it purchased 106,600 shares of its common stock at $2.88 per share from Kyowa Medex Company Ltd., the Japanese distributor of the Company’s legacy business Boston Biomedica, Inc.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 5 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of enzymes, immunodiagnostics, and protein purification.

Forward Looking Statements

Statements contained in this press release regarding the Company’s intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding the Company’s intention to repurchase shares of its common stock from time to time under its stock repurchase program. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, changes in stock market conditions or in the Company’s business as a result of which the Company may change or terminate its stock repurchases, and the other risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, in the Company’s Annual Report on Form 10-KSB, as amended, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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